EXHIBIT 8.01



                  [SIDLEY AUSTIN BROWN & WOOD LLP LETTERHEAD]

                                August 29, 2003


Merrill Lynch Alternative Investments LLC
 as General Partner of ML JWH Strategic Allocation Fund L.P.
Princeton Corporate Campus
800 Scudders Mill Road
Section 2G
Plainsboro, New Jersey 08536

               Re:    ML JWH Strategic Allocation Fund L.P.
                      Registration Statement on Form S-1
                      ----------------------------------

Dear Sir or Madam:

         We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, of the Registration Statement on Form S-1, to be filed with the SEC on or about August 29, 2003 (the "Registration Statement"), of ML JWH Strategic Allocation Fund L.P. (the "Fund"), a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act.

         We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion that the description set forth under the caption "Tax Consequences" in the Prospectus (the "Prospectus") constituting a part of the Registration Statement correctly describes (subject to the uncertainties referred to therein) the material aspects of the United States federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund.

                               Very truly yours,

                               SIDLEY AUSTIN BROWN & WOOD LLP


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